Exhibit 10.1

Xerox Staffing Admin Center
Xerox Corporation
800 Phillips Rd. Bldg 111
Webster, NY 14580
August 2, 2022
Steven J. Bandrowczak
BY HAND
Dear Steve,
On behalf of both Xerox Holdings Corporation (“Xerox Holdings”) and Xerox Corporation (“Xerox Corporation” and together with Xerox Holdings, “Xerox”), I am pleased to offer you the position of Chief Executive Officer of Xerox reporting to the Board of Directors of both Xerox Holdings and Xerox Corporation (the “Boards”) effective as of August 2, 2022 (the “Effective Date”).  You also agree to serve on the Boards and as an officer and/or director of subsidiaries and affiliates of Xerox, in each case without additional compensation.  Your principal place of employment will be in Xerox’s headquarters in Norwalk, Connecticut, although you understand and agree that you will be required to travel from time to time for business reasons.
In connection with your employment, you agree to observe and comply with all of the rules, regulations, policies and procedures established by Xerox from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time.  Without limiting the foregoing, you agree that during your employment, you will devote your full business time, attention, skill and best efforts to the performance of your employment duties and you are not to engage in any other business or occupation.
Your starting salary for this position will be paid monthly at the annualized rate of $1,000,000, subject to increases and decreases as may be determined by the Compensation Committee from time to time in its sole discretion.
You will be eligible to participate in the Management Incentive Plan (MIP) at target level of 150% of eligible salary for the year, with the actual bonus payable in respect of any fiscal year based on the achievement of annual performance objectives as determined by the Xerox Holdings’ Compensation Committee (the “Compensation Committee”).  For 2022, the calculation of your bonus will be prorated and adjusted to reflect the change in each of your salary and target MIP award that occurred on the Effective Date.
In 2023, you will be entitled to an annual LTI grant with a target grant date value of $7,500,000 (the “2023 LTI Award”).  You will also be considered for an annual LTI grant in future calendar years, with any grants determined by the Compensation Committee as part of its annual review process.  The 2023 LTI Award and any future LTI awards granted at the discretion of the Compensation Committee will be delivered during the annual cycle at the same time as all other plan participants.  Details of the terms and conditions of any future LTI award will be provided to you upon grant; provided, that in no event will the terms and conditions of any such LTI award provide for treatment of such award following a termination of your employment that is less favorable to you than the terms and conditions applicable in connection with a termination of employment as set forth in the award agreements for the performance stock units and restricted stock units granted to you on January 12, 2022.
Promptly following the date hereof, you will receive a one-time LTI award with a grant date fair value of $3,000,000 that vests over a 3-year period following the date hereof.  Details of the terms and conditions of this award will be provided to you upon grant.  For the avoidance of doubt, the grant of the one-time LTI award contemplated by this paragraph is in lieu of any right that you may have to receive any bonus or other incentive compensation tied to the spin-off or sale of any business unit and, by signing below, you acknowledge and agree that you will not be eligible for any such bonus or other incentive compensation in connection therewith (it being understood and agreed that the Compensation Committee will consider future value creation transactions as part of the performance management and compensation determination process in respect of the fiscal year in which such transactions are consummated).
You will be eligible for financial planning assistance in accordance with Xerox policy (which currently provides for up to $10,000 every two years) and eligible to accrue an annual vacation entitlement of 4 weeks, to be earned in accordance with the Xerox Vacation Policy.
The Xerox Total Pay philosophy recognizes that pay is more than just your salary.  On your start date, you will be eligible to participate in a comprehensive benefits package.  Please reference the attached benefit documents to learn about the benefits.  In addition, as Chief Executive Officer, you will be entitled, subject to the applicable Xerox policy in effect from time to time, to customary home security services and; use of a chartered aircraft for business travel and, only if there is a security risk identified by Xerox’s security team, for personal travel, consistent with Xerox’s policy and past practices.

While your employment is governed by the traditional legal principle of employment at will (meaning that either you or Xerox can terminate the employment relationship at any time, for any reason, with or without cause, and with or without advance notice), as Xerox’s Chief Executive Officer, you are eligible to participate in the Xerox Corporation Officer Severance Program, as the same was amended and restated effective as of February 17, 2021 (the “OSP”), subject to the terms and conditions set forth therein.  Further, you will continue to have the severance protections set forth in that certain Amended and Restated Severance Letter Agreement Providing Certain Benefits Upon Termination of Employment Following a Change In Control by and between you and Xerox Corporation, dated as of July 20, 2018 (the “CiC Severance Agreement”), which will remain in full force and effect, subject to and in accordance with the terms therein.  Notwithstanding anything in the OSP or otherwise to the contrary, in the event that your employment is terminated by you for “Good Reason” (as defined below), such termination shall be treated as an involuntary termination by the Employer (as defined in the OSP) for reasons other than for Cause (as defined in the OSP) for all purposes under the OSP and any LTI awards granted to you on or following the date hereof.  For purposes of this offer, the term “Good Reason” will mean your resignation within one year of the initial occurrence of any of the following circumstances, provided that (1) such circumstance occurs without your express written consent, and (2) you properly notify the Board of Directors of Xerox Holdings (the “Holdings Board”) within 90 days of the initial occurrence of such circumstance and Xerox does not remedy the circumstance within 30 days of such notice: (i) the material diminution of your authority, duties, or responsibilities; (ii) a material reduction in your annual base salary and/or annual target bonus below the levels set forth herein, or as the same may be increased from time to time, except that this clause (ii) shall not apply to across-the-board salary reductions similarly affecting all executives of Xerox; or (iii) a material change in the geographic location at which you are required to be based (including, without limitation, Xerox requiring you to relocate outside of the metropolitan area in which you are then based), except for required travel on Xerox’s business to an extent substantially consistent with your present business travel obligations.
Upon any termination of your employment for any reason, except as may otherwise be requested by Xerox in writing and agreed upon in writing by you, you will be deemed to have resigned from any and all directorships, committee memberships, and any other positions that you hold with Xerox or any of its subsidiaries or affiliates and hereby agrees to execute any documents that the Xerox (or any of its subsidiaries or affiliates) determines necessary to effectuate such resignations.
Promptly following your submission of an invoice, Xerox reimburse your legal expenses in connection with review and negotiation of this offer, up to a maximum of $15,000.
Xerox and its subsidiaries and affiliates may withhold from any payments made to you all applicable taxes, including but not limited to income, employment, and social insurance taxes, as required by law.
The Holdings Board believes that anyone serving as Chief Executive Officer should be maximally encouraged to maintain as much ownership in Xerox Holdings stock as possible.  Nevertheless, the Holdings Board acknowledges that you have not sold any shares of Xerox Holdings stock during your tenure with Xerox, and as such the Holdings Board will permit you to sell Xerox Holdings stock owned by you sufficient to generate up to $2 million of net proceeds, provided that any additional sales of Xerox Holdings stock will be done with prior approval from the Compensation Committee or its Chair.  By signing below, you acknowledge and agree that, in your role as Chief Executive Officer, you will have a requirement to accumulate and maintain a target ownership level in Xerox Holdings stock of at least 5 times your base salary.
This offer will remain in effect up to 3 business days from the receipt of this offer.  Your rights and obligations under this offer will not be transferable by you by assignment or otherwise, without the prior written consent of Xerox.
Xerox respects, and expects you to honor, all of your obligations to your current and former employers.  Should you accept this offer, Xerox directs you not to use or disclose any confidential or proprietary information of any former employer in the course of your duties to Xerox.
This offer will be governed by and construed in accordance with the laws of the state of New York applicable to contracts made and to be performed entirely within such state.
We look forward to your acceptance of this offer; we believe that you will make significant contributions to Xerox.  If you have any questions, please feel free to contact me or the Staffing Administration office at xeroxstaffingadmincenter@xerox.com.
Sincerely,

XEROX HOLDINGS CORPORATION XEROX CORPORATION

By: /s/ James L. Nelson
Name: James L. Nelson
Title: Chairman of the Board

I have read and understand this offer and hereby acknowledge, accept and agree to the terms and conditions set forth above and further acknowledge that no other commitments were made to me as part of this offer except as specifically set forth herein:
Signature:  /s/ Steven J. Bandrowczak
Steven J. Bandrowczak Dated:  August 2, 2022